AGREEMENT AND PLAN OF MERGER

                          dated as of March 12, 2000



                                      among

                                 AUTOLIV, INC.

                                       and

                                    OEA, INC.


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                                TABLE OF CONTENTS

                                                                            Page

AGREEMENT AND PLAN OF MERGER.................................................1

ARTICLE 1    THE OFFER.......................................................2
              1.1   The Offer................................................2
              1.2   Company Actions..........................................3
              1.3   Composition of the Board of Directors....................4

ARTICLE 2    THE MERGER......................................................5
              2.1   The Merger...............................................5
              2.2   Effect of the Merger.....................................5
              2.3   Consummation of the Merger...............................6
              2.4   Certificate of Incorporation; Bylaws; Directors and
                    Officers.................................................6
              2.5   Conversion of Merger Sub Common Stock....................6
              2.6   Conversion of Company Common Stock.......................6
              2.7   Surrender of Shares; Stock Transfer Books................7
              2.8   Additional Rights........................................8
              2.9   Taking of Necessary Action; Further Action...............8

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................8
              3.1   Organization.............................................8
              3.2   Capital Stock of the Company.............................9
              3.3   Authority Relative to this Agreement.....................9
              3.4   SEC Reports and Financial Statements....................10
              3.5   Certain Changes.........................................11
              3.6   Litigation..............................................11
              3.7   Disclosure in Schedule 14D-9 and Offer Documents;
                    Proxy Statement.........................................11
              3.8   Broker's or Finder's Fees...............................12
              3.9   Employee Plans..........................................12
              3.10  Material Contracts......................................13
              3.11  Board Recommendation; Company Action; Requisite
                    Vote of the Company's Stockholders......................14
              3.12  Taxes...................................................14
              3.13  Recalls.................................................15
              3.14  Product Liability.......................................16
              3.15  Environmental...........................................16
              3.16  Intellectual Property...................................17
              3.17  Compliance with Laws....................................17
              3.18  Employment Matters......................................17
              3.19  Rights Agreement........................................18

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ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB....18
              4.1   Organization............................................18
              4.2   Authority Relative to this Agreement....................18
              4.3   Financing...............................................19
              4.4   Offer Documents; Proxy Statement........................20
              4.5   Broker's or Finder's Fees...............................20
              4.6   Parent Not An Interested Stockholder....................20

ARTICLE 5    CONDUCT OF BUSINESS PENDING THE MERGER.........................20
              5.1   Conduct of Business by the Company Pending the
                    Merger..................................................20

ARTICLE 6    ADDITIONAL AGREEMENTS..........................................23
              6.1   Shareholders' Meeting...................................23
              6.2   Proxy Statement.........................................23
              6.3   Employee Benefit Matters................................24
              6.4   Fairness Opinions.......................................25
              6.5   Consents and Approvals..................................25
              6.6   Public Statements.......................................26
              6.7   Reasonable Best Efforts.................................26
              6.8   Notification of Certain Matters.........................26
              6.9   Access to Information; Confidentiality..................26
              6.10  No Solicitation.........................................27
              6.11  Indemnification and Insurance...........................28
              6.12  State Takeover Laws.....................................29
              6.13  Actions Regarding the Rights............................30
              6.14  Formation of Merger Sub.................................30
              6.15  Options.................................................29

ARTICLE 7    CONDITIONS.....................................................30
              7.1   Conditions to the Obligation of Each Party to
                    Effect the Merger.......................................30

ARTICLE 8    TERMINATION, AMENDMENT AND WAIVER..............................31
              8.1   Termination.............................................31
              8.2   Effect of Termination...................................32
              8.3   Fees and Expenses.......................................32
              8.4   Amendment...............................................32
              8.5   Waiver..................................................33

ARTICLE 9    GENERAL PROVISIONS.............................................33
              9.1   Notices.................................................33
              9.2   Representations and Warranties..........................34
              9.3   Closing.................................................34
              9.4   Governing Law...........................................35
              9.5   Counterparts; Facsimile Transmission of Signatures......35

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              9.6   Assignment..............................................35
              9.7   Severability............................................35
              9.8   Entire Agreement........................................35

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE.................................37


                                      iii

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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 12, 2000 is among Autoliv, Inc., a Delaware corporation ("Parent"), OEA Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent to be formed within two business days of the date of this Agreement ("Merger Sub"), and OEA, Inc., a Delaware corporation (the "Company"). The Company and Merger Sub are hereinafter collectively referred to as the "Constituent Corporations."

      WHEREAS, all of the issued and outstanding shares of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") will be, upon formation of Merger Sub, held by Parent;

      WHEREAS, the respective boards of directors of Parent, the Company and, when formed, Merger Sub, deeming it advisable for the respective benefit of Parent, Merger Sub, the Company and their respective stockholders, have approved the strategic alliance of Parent and the Company through the merger of the Company and Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, in furtherance of the Merger, Merger Sub will make, subject to the terms and conditions set forth herein, a tender offer (as amended or extended from time to time, the "Offer") to purchase all of the issued and outstanding shares of Common Stock of the Company, par value $.10 per share ("Company Common Stock") and the associated Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated March 25, 1998 by and between the Company and LaSalle Bank, N.A. at a price of $10.00 per share (and associated Rights) net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"); and

      WHEREAS, subject to its continuing duty to the stockholders of the Company, the board of directors of the Company has approved the Offer and the Merger, taken together, and has determined that the Offer and Merger are fair to, and in the best interests of, the holders of Company Common Stock and resolved to recommend the acceptance of the Offer and approval of the Merger by the stockholders of the Company;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                    THE OFFER

     1.1  THE OFFER.

          (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 8.1 hereof and that none of the events set forth on ANNEX 1 hereto shall have


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occurred or be existing, as promptly as practicable, but in no event later than within ten business days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer. The obligations of Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered shall be subject only to the conditions set forth in ANNEX 1 hereto (the "Tender Offer Conditions"). The Tender Offer Conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such Tender Offer Conditions or may be waived by Parent and Merger Sub in whole or in part; provided that the Minimum Condition (as defined in ANNEX 1) may not be waived without the prior written consent of the Company.

          Without the prior written consent of the Company, provided that this Agreement shall not have been terminated in accordance with SECTION 8.1, Merger Sub shall not decrease the Offer Price, decrease the number of shares of Company Common Stock being sought in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), add additional conditions to the Offer, or make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock, it being agreed that neither a waiver by Merger Sub of any Tender Offer Condition (other than the Minimum Condition) in whole or in part at any time and from time to time in its discretion, nor the extension of the Offer as permitted below, shall be deemed to be adverse to any holder of shares of Company Common Stock. The Offer shall be made by means of an offer to purchase and related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"). Merger Sub expressly reserves the right to increase the Offer Price or to extend the Offer as provided below. Upon the terms and subject to the conditions of the Offer, Merger Sub shall purchase the shares of Company Common Stock which are validly tendered on or prior to the expiration of the Offer and not withdrawn. The Offer shall expire at 12:00 midnight eastern time on the 20th business day following commencement of the Offer (such date and time, as extended in accordance with the terms hereof, the "Expiration Date"); PROVIDED, HOWEVER, that Merger Sub may, from time to time, extend the Expiration Date (i) for the minimum period of time necessary to comply with any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), but in no event later than the 40th business day following the initial Expiration Date; (ii) if any of the Tender Offer Conditions have not been satisfied, for the minimum period of time necessary to satisfy such condition but in no event later than the 20th business day following the initial Expiration Date (subject, with respect to the Minimum Condition, to the provisions of clause (iii) hereof); (iii) if all of the Tender Offer Conditions have been satisfied but fewer than 90% of the issued and outstanding shares of Company Common Stock have been tendered in the Offer, for the minimum period of time necessary until 90% of the issued and outstanding shares of Company Common Stock have been so tendered, but in no event later than the fifth business day following the initial Expiration Date, which five business day period may be extended for three additional five business day periods; and (iv) if a Takeover Proposal (as defined in Section 6.10) shall be publicly disclosed or Parent or Merger Sub shall have otherwise learned that a Takeover Proposal shall have been made or publicly proposed to be made by any person (including the Company or any of its subsidiaries or affiliates) other than Parent, Merger Sub or any subsidiary or affiliate of either of them, and less than all of the Tender Offer Conditions have been satisfied, until ten days after the termination or publicly-announced abandonment of such Takeover Proposal, but in no event later than the earlier of (A) June 30, 2000 and (B) the minimum time period necessary to satisfy all such conditions.

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          (b) On the date the Offer is commenced, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain (included as an exhibit) or shall incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related Letter of Transmittal and summary advertisement, as well as all other information and exhibits required by law. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Schedule TO. The information provided by any party hereto for use in the Schedule TO shall be true and correct in all material respects without misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading and, in the event any party becomes aware prior to the Expiration Date of any information that should be included in the Schedule TO such that the Schedule TO shall not contain any misstatement of any material fact or omission of any material fact which is necessary or required to make the statements therein, in light of the circumstances under which they were made, not false or misleading, such party shall promptly notify the other parties thereof and, to the extent required by applicable law, an appropriate amendment to the Schedule TO shall be promptly prepared, filed with the SEC and disseminated to stockholders. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Schedule TO. The Company and its counsel shall be given an opportunity to review the Schedule TO prior to its being filed with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any written comments Parent and Merger Sub or their counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt of such comments.

     1.2 COMPANY ACTIONS. The Company hereby consents to the Offer and represents that (a) its board of directors (at a meeting duly called and held) has by the requisite vote of such board of directors, subject to its continuing duty to the stockholders of the Company, (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the holders of Company Common Stock, (ii) approved the Offer and the Merger subject to the terms and conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock thereunder to Merger Sub and approved and adopted the Merger and this Agreement; and (b) Deutsche Bank Securities, Inc. ("Deutsche Bank") has delivered to the Company's board of directors its opinion that the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair to the holders of Company Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the SEC as soon as practicable on or after the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence subject to the fiduciary duties of the board of directors of the Company as advised by counsel. Parent, Merger Sub and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment or supplement thereto prior to its filing with the SEC. If at any time prior to the expiration or termination of the Offer any event occurs which is required by applicable law to be described in an amendment to the Schedule 14D-9 or any supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Securities Exchange Act of 1934, as amended (the "34

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Act"), and the rules and regulations thereunder and any other applicable laws.
In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and shall furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders.

     1.3  COMPOSITION OF THE BOARD OF DIRECTORS.

          (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, shares of Company Common Stock pursuant to the Offer, and from time to time thereafter as shares of Company Common Stock are acquired by Merger Sub, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, but at no time prior to the Effective Time (as hereinafter defined) more than three fewer than the total number of directors on the Board of Directors of the Company, equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Merger Sub or Parent bears to the number of shares of Company Common Stock outstanding. The Company shall, at such time, cause Merger Sub's designees to be so elected; PROVIDED, HOWEVER, that such election may be effected by means of increasing the size of the Board of Directors of the Company or obtaining the resignation of incumbent directors and causing Merger Sub's designees to be elected; PROVIDED, FURTHER, that (i) notwithstanding the foregoing, Merger Sub shall not be entitled to elect a majority of the Company's directors under this SECTION 1.3(A) until such time as it owns more than fifty percent (50%) of the outstanding shares of Company Common Stock, (ii) the obligation to increase the size of the Company's board of directors is subject to restrictions contained in the Company's certificate of incorporation and bylaws, and (iii) to the extent the Company is so restricted from increasing the size of its board of directors, the Company will use its best efforts to obtain resignations from the members of its board of directors in order to effect the right of Merger Sub to elect designated members of the Company's board of directors and have such nominees elected to such board of directors.

          (b) The Company's obligations to cause designees of Merger Sub to be elected or appointed to the board of directors of the Company shall be subject to Section 14(f) of the `34 Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this SECTION 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Merger Sub will supply to the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) After the time that Merger Sub's designees constitute at least a majority of the board of directors of the Company and until the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or

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other acts of Parent or Merger Sub or waiver of the Company's rights hereunder, which amendment, termination, extension or waiver would adversely affect the stockholders or optionholders of the Company, shall also require the approval of a majority (or such higher percentage as is required under the bylaws of the Company) of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors"). If the number of Continuing Directors prior to the Effective Time is reduced below three for any reason, the remaining Continuing Directors or Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement.

                                    ARTICLE 2

                                   THE MERGER

     2.1 THE MERGER. At the Effective Time (as defined in SECTION 2.3 hereof), in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law"), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The entity surviving the Merger after the Effective Time is sometimes referred to hereinafter as the "Surviving Corporation."

     2.2 EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in ARTICLE 7 hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law (the time of such filing being referred to herein as the "Effective Time" and the date of such filing being referred to herein as the "Effective Date").

     2.4 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and bylaws of the Surviving Corporation until

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thereafter amended as provided therein and under the Delaware Law. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's
Certificate of Incorporation and bylaws and the Delaware Law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the Delaware Law.

     2.5 CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub Common Stock, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be deemed to be one share of Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represents a number of outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, be deemed for all purposes to represent the same number of shares of Surviving Corporation Common Stock.

     2.6 CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.6(b) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Offer Price in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 2.7.

          (b) Each share of Company Common Stock held in the treasury of the Company and each share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     2.7  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

          (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.6(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or

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in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.

     2.8 ADDITIONAL RIGHTS. Parent and Merger Sub reserve the right after the termination or expiration of the Offer and prior to the Effective Time, and in accordance with applicable law, from time to time, to make, or cause any of its subsidiaries or affiliates to make, open market or privately negotiated purchases of shares, at such price or prices as they may determine in their sole discretion.

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     2.9  TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub
and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Delaware Law as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, and covenants with each of them, as follows:

     3.1 ORGANIZATION. The Company and each of the Company Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its property and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a material adverse effect on the financial condition, business, operations, or assets of the Company and the direct and indirect subsidiaries of the Company (the "Company Subsidiaries") considered as a single enterprise (a "Company Material Adverse Effect"). Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the automotive supply industry generally and affects similarly situated companies in the automotive supply industry shall not be considered in determining whether a Company Material Adverse Effect has occurred.

     3.2  CAPITAL STOCK OF THE COMPANY.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 20,622,625 are issued and outstanding. There are 1,397,075 shares of Company Common Stock held in the treasury of the Company. Such issued shares of Company Common Stock have been duly authorized, validly issued, are fully paid and nonassessable and free of preemptive rights. The Company has not, subsequent to July 31, 1999, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, will not take any such action during the period between the date of this Agreement and the Effective Time of the Merger, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

          (b) SECTION 3.2(B) of that certain letter of even date herewith from the Company to Parent (the "Company Disclosure Letter") lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, setting forth, in each case, the name of the holder of such options, warrants or rights, the number of shares subject to such options, warrants or rights which are currently exercisable, the number of shares subject to such options, warrants or rights which will become exercisable in the future, the date on which such options, warrants or rights become exercisable and the exercise price. The foregoing does not include the Common Share Purchase Rights outstanding under the Company's Common Share Rights Plan. There are no stock appreciation rights ("SARs") attached to the options, warrants or rights.

     3.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated herein have been duly authorized by the board of directors of the Company. The Board of Directors of the Company has approved the Offer and this Agreement such that Section 203 of the Delaware Law is inapplicable to the Offer and this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of the Company's stockholders as contemplated in SECTION 6.1. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Except as set forth in SECTION 3.3(B) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of the Certificate or Articles of Incorporation or bylaws of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company

Subsidiaries or any of their respective properties or assets, may be bound or
(iii) subject to compliance with the statutes and regulations referred to in SUBSECTION (C) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (i), (ii) or (iii) which would not have a Company Material Adverse Effect.

          (c) Except for compliance with the provisions of the Delaware Law, the HSR Act, the `34 Act, the Securities Act of 1933 (the "`33 Act"), the rules and regulations of the New York Stock Exchange and the "blue sky" laws of various states and foreign laws, no action by any governmental authority is necessary for the Company's execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby except where the failure to obtain or take such action would not have a Company Material Adverse Effect.

     3.4  SEC REPORTS AND FINANCIAL STATEMENTS.

          (a) Since August 1, 1996, the Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "Company SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the `33 Act, the `34 Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the `34 Act.

          (b) The Consolidated Balance Sheets and the related Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flow (including, in each case, any related notes and schedules thereto) (collectively, the "Company Financial Statements") of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and its consolidated subsidiaries, and the Company Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein, including the related notes, and subject, in the case of quarterly financial statements, to year-end adjustments undertaken in the ordinary course of business).

     3.5  CERTAIN CHANGES. Except as disclosed in the Company SEC Reports and
SECTION 3.5 of the Company Disclosure Letter, since October 31, 1999, (i) there has not been any Company Material Adverse Effect, (ii) the Company has not become a party to any agreement or amendment to an existing agreement which would be required to be filed by the Company as an exhibit to its next Form 10-K, (iii) there has not been any change by the Company or the Company Subsidiaries in accounting principles or methods except insofar as may be required by a change in GAAP; (iv) the Company and the Company Subsidiaries have conducted their regular business only in the ordinary course consistent with past practice; and (v) the Company has not taken any action that would have been prohibited under Section 5.1(b) if such section applied to the period from October 31, 1999 to the date of execution of this Agreement.

     3.6  LITIGATION. Except as disclosed in the Company SEC Reports and
SECTION 3.6 of the Company Disclosure Letter, there is no suit, action or legal, administrative, arbitration or order proceeding or governmental investigation pending or, to the knowledge of the Company, threatened (the "Company Cases"), to which the Company or any of the Company Subsidiaries is a party which, considered individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     3.7 DISCLOSURE IN SCHEDULE 14D-9 AND OFFER DOCUMENTS; PROXY STATEMENT. Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the documents pursuant to which the Offer will be made (the "Offer Documents") shall, at the respective times the Schedule 14D-9, the Offer Documents or any such amendments or supplements are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as defined in Section 6.1) nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholder's Meeting which has become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Seller and the Company make no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     3.8 BROKER'S OR FINDER'S FEES. Except as disclosed in SECTION 3.8 of the Company Disclosure Letter, no agent, broker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     3.9 EMPLOYEE PLANS. Except as disclosed in SECTION 3.9 of the Company Disclosure Letter:

          (a) There are no Employee Benefit Plans. As used herein, the term "Employee Benefit Plans" means: (i) all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA; (ii) each other material employee benefit plan, fund, program, arrangement; and (iii) each material employment severance or other similar agreement in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party.

          (b) Each Employee Benefit Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

          (c) All material contributions and other payments required to be made by the Company to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements contained in the Company SEC Reports.

          (d) Each Employee Benefit Plan is in compliance with all applicable laws (including ERISA, the Code and COBRA), except where the failure to comply would not result in a Material Adverse Effect on the Company.

          (e) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

          (f) No Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service

          (g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

          (h) There are no pending or, to the knowledge of the Company, threatened or anticipated, material claims by or on behalf of any Employee Benefit Plan or by any employee or beneficiary covered under any such Employee Benefit Plan, involving any such Employee Benefit Plan (other than claims for benefits in the ordinary course of business).

     3.10 MATERIAL CONTRACTS. The Company has filed as an exhibit to a Company SEC Report, or has delivered or otherwise made available to the Parent true, correct and complete copies of all contracts and agreements to which the Company or any of the Company Subsidiaries is a party (a) that are required to be filed in an exhibit to an Annual Report on Form 10-K filed by the Company with the SEC as of the date of this Agreement, (b) that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to operate or compete in any geographic area or line of business, or (c) that provide for any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby, or that contain any change in control provision (collectively, the "Company Contracts"). Each of the Company Contracts is valid and enforceable in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, or other laws affecting the enforcement of creditor's rights generally or by general equitable principles), and there is no default under any Company Contract so listed either by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party, in any such case in which such default or event would have a Company Material Adverse Effect. No party to any Company Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default would have a Company Material Adverse Effect.

     3.11 BOARD RECOMMENDATION; COMPANY ACTION; REQUISITE VOTE OF THE COMPANY'S STOCKHOLDERS.

          (a) The board of directors of the Company has, subject to its continuing duties to the stockholders of the Company and by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on March 12, 2000, determined that the Offer and Merger, taken together, in accordance with the terms of this Agreement are fair to and in the best interests of the Company and its stockholders, approved and adopted this Agreement, the Merger, the Offer, and the other transactions contemplated hereby and recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Merger. In connection with such approval, the Company's board of directors received from Deutsche Bank Securities, Inc. an opinion to the effect that consummation of the Offer and Merger on the terms set forth herein is fair to the stockholders of the Company from a financial point of view. The Company has been authorized by Deutsche Bank Securities, Inc., to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Deutsche Bank Securities, Inc. and its counsel.

          (b) The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is and will be no greater than a majority of the outstanding Company Common Stock. No vote of any class or series of the Company's capital stock is necessary to approve any of the transactions contemplated by the Offer or this Agreement other than the Merger.

     3.12 TAXES.

          (a) The Company and the Company Subsidiaries have timely filed all federal, state, local, and other tax returns required to be filed on or before the Effective Date by the Company and each Company Subsidiary under applicable laws and have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof and all such tax returns were true, complete and correct, except for such failures to file or failures to be true and correct as would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries have withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for such failures to withhold or pay over and such failures to company as would not reasonably be likely to have a Company Material Adverse Effect. There are no encumbrances on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to taxes, other than liens for taxes not yet due and payable or for taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

          (b) No audit of the tax returns of the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened other than as disclosed in Section 3.12 of the Company Disclosure Letter or for years for which the applicable statute of limitations has run. Except as disclosed in
Section 3.12 of the Company Disclosure Letter, no deficiencies have been asserted against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

          (c) Except as disclosed in Section 3.12 of the Company Disclosure Letter, there are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

          (d) Neither the Company nor any Company Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or a Company Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Company Subsidiary has agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary is or has been within the preceding five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Parent is not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code.

     3.13 RECALLS. Section 3.13 of the Company Disclosure Letter lists all Recalls and Service Actions between January 1, 1995 and the date hereof with respect to the products of the Company and the Company Subsidiaries. As used in this Agreement, with respect to any product manufactured or sold by the Company or any Company Subsidiary, (i) a "Recall" means any mandatory recall instituted by the National Highway Traffic Safety Administration, or any similar governmental or quasi-governmental entity in any jurisdiction other than the United States, or a voluntary recall instituted pursuant to the terms of the National Traffic Motor Vehicle Safety Act, as amended, in each case, or similar law or regulation in any country other than the United States, and (iii) a "Service Action" shall mean any voluntary systematic campaign, silent warranty campaign or dealer network swap-out, instituted to remedy a product defect found to exist in a particular product application, but expressly excluding (a) a Recall or (b) warranty work conducted by the dealer network of an OEM in the ordinary course of business.

     3.14 PRODUCT LIABILITY. As of the date of this Agreement there is no pending or, to the knowledge of the Company, threatened claim, action, suit or proceeding before any governmental entity in which a product produced by the Company or any Company Subsidiary is alleged to have a defect.

     3.15 ENVIRONMENTAL. To the knowledge of the Company and except as set forth in Section 3.15 of the Company Disclosure Letter or which otherwise is not reasonably likely to have a Company Material Adverse Effect:

          (a) There are no conditions existing on any real property of the Company or any Company Subsidiary or resulting from operations conducted thereon that give rise to any material violation of any Environmental Law.

          (b) No real property of the Company or any Company Subsidiary nor the operations currently conducted thereon or by any prior owner of the real property, are subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court or other governmental authority.

          (c) All material permits notices and authorizations, if any, required to be obtained or filed in connection with the operation or use of any real property of the Company or any Company Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations.

          (d) "Environmental Laws" means any federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and directives including the Clean Air Act, the Clean Water Act, the Resources Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response,

Compensation, and Liability Act ("CERCLA"), the Occupational Health and Safety Act, the Toxic Substances Control Act and any similar foreign, state or local law.

          (e) "Hazardous Substance" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by RCRA, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance including ,but not limited to asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, within the meaning of any other applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

     3.16 INTELLECTUAL PROPERTY. Either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use the Intellectual Property (as defined below) employed by it in the conduct of its business ("Company Intellectual Property"), except to the extent the failure to have such rights would not be reasonably likely to have a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated under this Agreement will not alter or impair such rights in a manner that would be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, there are no oppositions, cancellations, invalidity proceedings, interference's or re-examination proceedings pending at the date hereof with respect to the Company Intellectual Property. Except as set forth in Section 3.16 of the Company Disclosure Letter, to the Company's knowledge, the conduct of the business of the Company and the Company Subsidiaries does not infringe in any material respect on any Intellectual Property rights of any person, and neither the Company or any Company Subsidiary has received any written notice from any other person challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property material to the business of the Company. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending. As used in this Section 3.16, Intellectual Property shall mean the following: (i) all U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (hereinafter "Trademarks"); (ii) all U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (hereinafter "Patents"); (iii) all U.S. and foreign registered copyrights (including, but not limited to, those in computer software and databases) (hereinafter "Copyrights"); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; and (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

     3.17 COMPLIANCE WITH LAWS. The Company and the Company Subsidiaries are in compliance in all material respects with any applicable law, rule or regulation of any Untied States federal, state, local or foreign government or agency thereof which materially affects the business, properties or assets of the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been, filed, commenced or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any such violation that would be reasonably likely to have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect would not be reasonably likely to have a Company Material Effect.

     3.18 EMPLOYMENT MATTERS. To the Company's knowledge, no group of employees acting together has any plans to terminate their employment with the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement or otherwise. Neither the Company or any Company Subsidiary has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and the Company Subsidiaries.

     3.19 RIGHTS AGREEMENT. The execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereunder shall not cause (i) the Parent to become an Acquiring Person (as defined in the Rights Agreement), or (ii) a Distribution Date, or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of shares of Company Common Stock acquired pursuant to the Offer, and (y) the Rights (as defined in the Rights Agreement) shall expire or be terminated immediately prior to the consummation of the Offer.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                          OF THE PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     4.1 ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its property and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a material adverse effect on the financial condition, business, operations, liquidity, or assets of Parent and Merger Sub and the direct and indirect subsidiaries of Parent (the "Parent Subsidiaries") considered as a single enterprise (a "Parent Material Adverse Effect"). Notwithstanding anything to the contrary herein, any change, effect, fact, event or condition which adversely affects the automotive supply industry generally and affects similarly situated companies in the automotive supply industry, shall not be considered in determining whether a Parent Material Adverse Effect has occurred.

     4.2  AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) Each of Parent and Merger Sub has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated herein have been duly authorized by the respective boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Except as set forth in SECTION 4.2(B) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated herein nor compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of the Certificate or Articles of Incorporation or bylaws of Parent or any of the Parent Subsidiaries or (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or
(iii) subject to compliance with the statutes and regulations referred to in SUBSECTION (C) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (i), (ii) or (iii) which would not (x) prevent the consummation of the transactions contemplated hereby or (y) have a Parent Material Adverse Effect.

          (c) Except for compliance with the provisions of the Delaware Law, the HSR Act, the `33 Act, the `34 Act, the rules and regulations of the New York Stock Exchange and the "blue sky" laws of various states, no action by any governmental authority is necessary for Parent's or Merger Sub's execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby except where the failure to obtain or take such action would not (i) prevent the consummation of the transactions contemplated hereby or (ii) have a Parent Material Adverse Effect.

     4.3 FINANCING. At the Commencement Date, Parent will have sufficient funds or funding commitments to permit Merger Sub to purchase all of the shares pursuant to the Offer and the Merger.

     4.4 OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholders' Meeting (as defined in Section 6.1) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to a material fact or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     4.5 BROKER'S OR FINDER'S FEES. Except as disclosed in SECTION 4.5 of the Parent Disclosure Letter, no agent, broker, person or firm acting on behalf of Parent or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     4.6 PARENT NOT AN INTERESTED STOCKHOLDER. As of the date hereof, neither Parent nor any of its Affiliates is, with respect to the Company, an "interested stockholder" as such term is defined in Section 203 of the Delaware Law.

                                   ARTICLE 5

                    CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a) Except as set forth in SECTION 5.1 of the Company Disclosure Letter, the businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all reasonable efforts to maintain and preserve intact their respective business organizations, to keep available the services of their respective officers and employees and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it; and

          (b) Without limiting the generality of the foregoing SECTION 5.1(A), except as set forth in SECTION 5.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

               (i) acquire, sell, lease, transfer or dispose of any assets or securities or enter into any material commitment or transaction, in each case out of the ordinary course of business consistent with past practice;

               (ii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

               (iii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

               (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

               (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock or any options, warrants or rights to acquire capital stock of the Company;

               (vi) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof and except for up to 10,000 shares of Company Common Stock issuable under the OEA, Inc. Directors Compensation Plan and the OEA, Inc. 1997 Employee Stock Purchase Plan, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

               (vii) modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities, except indebtedness incurred in the ordinary course of business, but only if the amount of such indebtedness, when added to all other indebtedness of the Company then outstanding (determined in accordance with GAAP), does not exceed the sum of (a) the total amount of indebtedness outstanding on January 31, 2000, and (b) $10,000,000;

               (viii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances, except to the Company Subsidiaries or except for those not in excess of $100,000 in the aggregate;

               (ix) authorize, recommend or propose any material change in its capitalization, or any release or relinquishment of any material contract right;

               (x) take any action with respect to the grant of or increase in any severance or termination pay;

               (xi) adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or increase the compensation or fringe benefits of any employee (other than non-officers and non-management personnel) or pay any material benefit not required by any existing employee benefit plan;

               (xii) enter into or amend in any material respect any employment, consulting, severance or indemnification agreement entered into or made by the Company or any of the Company Subsidiaries with any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries, except for such amendments to consulting agreements entered into in the ordinary course;

               (xiii) make or change any material tax election, enter into any closing agreement relating to taxes, consent to any waiver of the statute of limitations for any claim or assessment relating to taxes, or settle or compromise any liability for taxes or compromise, settle or otherwise resolve other litigation or legal proceedings involving a payment of no more than $250,000 in any one case by or to the Company or any of the Company Subsidiaries;

               (xiv) make or commit to make capital expenditures in excess of 10% (ten percent) over the aggregate budgeted amount set forth in the Company's fiscal 2000 capital expenditure plan previously provided to Parent;

               (xv) adopt any material accounting method relating to taxes or make any material changes in its reporting for taxes or accounting procedures other than as required by GAAP or applicable law;

               (xvi) other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $100,000 individually or $500,000 in the aggregate, which are not reserved for on the balance sheet included in the Company Financial Statements;

               (xvii) write off any accounts or notes receivable except in the ordinary course of business;

               (xviii) knowingly take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or any conditions of the Merger not being satisfied, or would make any representation or warranty of the Company contained in herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; or

               (xix) enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

                                   ARTICLE 6

                              ADDITIONAL AGREEMENTS

     6.1  SHAREHOLDERS' MEETING.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as advised by counsel, (A) include in the Proxy Statement (as defined in Section 3.7) the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (B) use its best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders. At the Shareholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least 90 percent of the outstanding shares, the parties hereto agree, at the request of Merger Sub, subject to Article 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 253 of the Delaware Law.

     6.2  PROXY STATEMENT.

          (a) If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file with the SEC under the Exchange Act, and shall use its best efforts to have cleared by the SEC, the Proxy Statement with respect to the Shareholders' Meeting. Parent, Merger Sub and the Company will cooperate with each other in the preparation of any Proxy Statement; without limiting the generality of the foregoing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the Exchange Act to be set forth in any Proxy Statement to be filed by the party receiving such information, and Parent and its counsel shall be given the opportunity to review the Proxy Statement prior to the filing thereof with the SEC. The Company, Parent and Merger Sub each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to any Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

          (b) As soon as practicable after the date hereof, the Company and Parent shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required under the '34 Act (if any) or any other federal or state securities laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each party shall notify the others promptly of the receipt by such party of any comments or requests for additional information from any governmental official with respect to any Other Filing made by such party and will supply the others with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Other Filings made by such party. Each of the Company and Parent shall use reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filing and, after consultation with the other, to respond promptly to any comments made by any governmental official with respect to any Other Filing.

     6.3  EMPLOYEE BENEFIT MATTERS.

          (a) For one (1) year following the Effective Time, the Surviving Corporation shall continue to provide to those individuals who are employed by the Company as of the Effective Time and who remain employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation ("Affected Employees"), employee benefits pursuant to such employee benefit plans, programs, policies or arrangements which are maintained by the Surviving Corporation or any Subsidiary of the Surviving Corporation and which, in the aggregate, are not materially less favorable than those provided to employees of the Surviving Corporation in positions comparable to positions held by Affected Employees with the Surviving Corporation or its Subsidiaries; provided, however, that the foregoing shall not require the maintenance or continued maintenance of, or prevent the amendment or termination of, any particular benefit plan except as provided in Section 6.3(c)(iii).

          (b) The Surviving Corporation shall give Affected Employees full credit for their service with the Company for purposes of eligibility, vesting and determination of the level of benefits, under all employee benefit plans, programs, policies or arrangements which are maintained by the Surviving Corporation or any Subsidiary of the Surviving Corporation for such Affected Employees to the same extent recognized by the Company immediately prior to the Effective Time.

          (c) The Surviving Corporation shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time, (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time and (iii) continue group health insurance coverage pursuant to COBRA for individuals covered under health insurance plans of the Company immediately prior to the Effective Time.

     6.4 FAIRNESS OPINIONS. The Company shall receive a letter from Deutsche Bank Securities, Inc., financial advisor to the Company and the Company Subsidiaries, in form satisfactory to the Company to the effect that the Offer Price and the terms upon which Company Common Stock is to be converted into the right to receive the Merger Consideration are fair from a financial point of view to the stockholders of the Company.

     6.5  CONSENTS AND APPROVALS.

          (a) The Company, Parent and Merger Sub shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

          (b) The Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective subsidiaries is a party or by which any of them is bound; PROVIDED, HOWEVER, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase materially the amount payable thereunder or to be otherwise materially more burdensome to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written approval of Parent. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any filing (including, without limitation, the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and governmental bodies.

     6.6 PUBLIC STATEMENTS. The Company, Parent and Merger Sub shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated herein and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

     6.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including but not limited to obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement and the preparation of any disclosure documentation requested by Parent in order to facilitate the financing of any of the Transactions contemplated by this document. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and/or the Surviving Corporation shall cause the proper officers and directors of the Company, Parent and Merger Sub hereto to take all such action. In the event any litigation is commenced by any person involving the Company, Parent or Merger Sub and relating to the transactions contemplated by this Agreement, including any other proposal for a Takeover Proposal (as defined in SECTION 6.10), the Company, Parent or Merger Sub shall have the right, at its own expense, to participate therein.

     6.8 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.9  ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub complete access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable.

          (b) The provisions of the Confidentiality Agreement dated January 5, 2000 between Parent and the Company (the "Confidentiality Agreement") shall remain in full force and effect in accordance with its terms.

          (c) No investigation by any party hereto shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     6.10 NO SOLICITATION.

          (a) In light of the consideration given by the board of directors of the Company prior to the execution of this Agreement, the Company agrees that it shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined),
(ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, to the extent required to comport with the exercise of its fiduciary obligations, as determined in good faith by the board of directors of the Company under applicable law (after duly considering the advice of outside counsel and financial advisors to the Company), the Company may, in response to any unsolicited bona fide written proposal to the Company relating to any actual or proposed Takeover Proposal that the board of directors reasonably determines is likely to lead to a Superior Proposal, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) and participate in discussions and negotiations with such person; and PROVIDED FURTHER that nothing contained in this SECTION 6.10(A) shall prohibit the Company or its board of directors from disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the `34 Act or from making such disclosure to the Company's stockholders which, in the good faith judgment of the board of directors (after duly considering the advice of outside counsel and financial advisors to the Company) may be required under applicable law. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to such execution with respect to any of the foregoing. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) for a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company, other than the transactions contemplated by this Agreement.

          (b) Neither the board of directors of the Company nor any committee hereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such board of directors or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; PROVIDED, HOWEVER, that the board of directors of the Company, to the extent required to comport with the exercise of its fiduciary obligations, as determined in good faith by the board of directors of the Company (after duly considering the advice of outside counsel and financial advisors to the Company) may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement and the Merger) a Superior Proposal (as hereinafter defined); PROVIDED, FURTHER, that any such approval or recommendation shall not (x) permit the Company to enter into any agreement with respect to such Superior Proposal or (y) affect any other obligation of the Company under this Agreement, unless this Agreement is terminated pursuant to SECTIONS 8.1(E) OR (F) simultaneously with the grant of such approval or recommendation and the Company simultaneously pays Parent the Termination Fee under SECTION 8.3(A). For purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which the board of directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on the written opinion of the Company's independent financial advisor) and believes in good faith (after consultation with its financial advisor) that the person making such Superior Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Superior Proposal that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger). No provision contained in this SECTION 6.10 shall affect any party's rights under SECTION 8.1 hereof. Nothing in this Agreement is intended to be, or shall be construed as, an impermissible delegation of the duties of the Company's board of directors under Delaware law.

          (c) The Company promptly shall advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry (and will immediately provide to Parent copies of any written materials received by the Company in connection with any such Takeover Proposal or inquiry unless the receipt by the Company of such written materials is expressly conditioned on the nondisclosure thereof to Parent, in which case the Company will provide to Parent a summary of only the price and terms of any such Takeover Proposal).

     6.11 INDEMNIFICATION AND INSURANCE.

          (a) The Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in Article IX of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the date of this Agreement were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or Bylaws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time arising out of or pertaining to the transactions contemplated by this Agreement for a period of four years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as the case by be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received, (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made in connection with a claim for indemnification, with respect to whether an Indemnified party's conduct complies with the standards set forth under Delaware Law and the Company's or the Surviving Corporation's Certificate of Incorporation or Bylaws, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.11 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action; and PROVIDED FURTHER that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger of (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.11.

          (d) This Section 6.11 shall survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Corporation. Parent shall cause the Company to honor its obligations pursuant to this Section 6.11.

     6.12 STATE TAKEOVER LAWS. Notwithstanding any other provision in this Agreement, in no event shall any action taken by the board of directors of the Company referred to in Section 3.3 causing Section 203 of the Delaware Law not to apply to this Agreement or the other transactions contemplated herein be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute other than Section 203 of the Delaware law becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or any of the other transactions contemplated herein, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

     6.13 ACTIONS REGARDING THE RIGHTS. The Company shall not modify or waive, except as specifically provided herein, the terms of its Rights Agreement, or take any action to redeem the Rights, except in connection with its accepting a Superior Proposal pursuant to and in accordance with Section 6.10(b) and except that the Company shall amend the Rights Agreement to provide for its termination immediately prior to the consummation of the Offer.

     6.14 FORMATION OF MERGER SUB. Within two days of the date first above written, Parent shall cause to be formed a Delaware corporation that will be a direct or indirect wholly owned subsidiary of Parent, and Parent shall further cause such subsidiary to execute this Agreement and fulfill all of the obligations hereunder as Merger Sub.

     6.13 OPTIONS. The Company shall use its reasonable best efforts to cause all persons who hold options to acquire Company Common Stock either to exercise, terminate and/or consent to cancellation of such options prior to the Expiration Date; provided, that the Company may in certain circumstances take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding option to purchase shares (collectively, the "Options") granted under any Company stock option plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of
(i) the excess, if any, of the Merger Consideration over the per share exercise price thereof, and (ii) the number of shares subject thereto.

                                   ARTICLE 7

                                   CONDITIONS

     7.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The obligations of each of the Company, Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the Merger and the consummation of the transactions contemplated in this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, Parent and Merger Sub, as the case may be, required by the Delaware Law and their respective Certificates of Incorporation and bylaws;

          (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the acquisition of Company Common Stock pursuant to the Offer or Merger or the holding directly or indirectly by Parent of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Offer or the Merger;

          (d) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all waivers, consents, approvals and actions or non-actions of any governmental authority, commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (e) Merger Sub shall have purchased all shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Merger Sub if Merger Sub fails to purchase shares tendered pursuant to the Offer in violation of the terms of this Agreement or the Offer;

                                   ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or stockholders of the parties hereto:

          (a) by mutual written consent of Parent, Merger Sub and the Company;

          (b) by either of Parent, Merger Sub or the Company if the Effective Time shall not have occurred on or before June 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; PROVIDED FURTHER that such time periods shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (c) by either of Parent, Merger Sub or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, or if any action seeking to restrain, prohibit, or challenge the legality of the consummation of the transactions contemplated by this Agreement is threatened by any government agency (which action the terminating party used reasonable efforts to cure, address, resolve or avoid such action);

          (d) by Parent if, due to any event, occurrence or non-occurrence, as the case may be, which results in or constitutes a failure to satisfy a Tender Offer Condition, the Offer is terminated or expires in accordance with its terms without Merger Sub having purchased any Company Common Stock thereunder;

          (e) by Parent if (i) the Company shall have entered into an agreement with a third party with respect to any acquisition or purchase of all or a substantial portion of the assets of, or any substantial equity interest in, the Company or any

Company Subsidiary in accordance with the terms of this Agreement or any business combination with the Company or any Company Subsidiary by such third party or (ii) the board of directors of the Company shall have withdrawn, modified or amended in any manner adverse to Parent its approval of or recommendation in favor of the Offer, this Agreement or the Merger; or

          (f) by the Company if the Company accepts a Superior Proposal as described in SECTION 6.10 and simultaneously therewith pays Parent the Termination Fee under SECTION 8.3(A).

     8.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to SECTION 8.1, this Agreement shall forthwith become null and void except as set forth in SECTIONS 6.9(B) AND 8.3, which shall survive such termination; PROVIDED THAT, nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

     8.3  FEES AND EXPENSES.

          (a) If this Agreement is terminated pursuant to SECTION 8.1(E) OR
(F), the Company shall promptly pay Parent a fee of $6,000,000, plus interest on such amount from the date payable until paid at a rate of 8% calculated on a per annum basis (collectively, the "Termination Fee").

          (b) Except as set forth in this SECTION 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     8.4 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or stockholders of the parties hereto; PROVIDED, HOWEVER, that after any such approval by the stockholders, no amendment shall be made that changes the form or reduces the amount of consideration to be paid to the stockholders or that in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 WAIVER. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

          (a)     if to Parent or Merger Sub:

                  Autoliv, Inc.
                  World Trade Center
                  Klarabergsviadukten 70
                  SE-107 24 Stockholm, Sweden
                  Attn:  Vice President, Legal Affairs
                  telecopy:  46(8) 24 44 93

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036-6522
                  Attn:  Scott V. Simpson
                  telecopy:  (212) 735-2000

          (b)     if to the Company:

                  OEA, Inc.
                  P.O. Box 100488
                  Denver, Colorado 80250
                  Attn:  Dr. Charles B. Kafadar
                  telecopy:  (303) 693-0385

                  with a copy to:

                  Davis, Graham & Stubbs LLP 370 17th Street, Suite 4700 Denver, CO 80202 Attn: Ronald R. Levine, II telecopy: 303-892-7400

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

     9.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall not survive the Merger.

     9.3 CLOSING. The closing of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, or such other place as the parties may agree, as soon as practicable after the satisfaction or waiver of the conditions set forth in SECTION 7.

     9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUCTED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     9.5 COUNTERPARTS; FACSIMILE TRANSMISSION OF SIGNATURES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

     9.6 ASSIGNMENT. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any part hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; PROVIDED, HOWEVER, that Merger Sub may, without such consent and at any time prior to the Effective Time, transfer all of Merger Sub's rights, interests or obligations herein to any affiliate of Parent; PROVIDED, FURTHER, that no assignment of any rights, interests or obligations set forth herein shall release the assigning party from its obligations hereunder.

     9.7 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     9.8 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and are not intended to confer upon any person other than the parties hereto any rights and remedies hereunder.

               [The remainder of this page is intentionally blank]

                   AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

      IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above.

                                    AUTOLIV, INC.



                                    By: /s/Jorgen I. Svensson
                                       ----------------------------------------
                                    Name:  Jorgen I. Svensson
                                         --------------------------------------
                                    Title: Vice President Legal Affairs, General
                                           Counsel and Secretary
                                          -------------------------------------

                                    OEA, INC.



                                    By:  /s/Charles B. Kafadar
                                       ----------------------------------------
                                    Name:   Charles B. Kafadar
                                         --------------------------------------
                                    Title:  Chief Executive Officer
                                          -------------------------------------

                                     ANNEX I

     The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger dated as of March 12, 2000 (the "Merger Agreement") to which this Annex 1 is attached.

                             CONDITION OF THE OFFER

     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment, purchase or pay for any shares of Company Common Stock tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Offer or may postpone the acceptance for payment, purchase of or payment for shares of Company Common Stock tendered, if before acceptance for payment for any such shares (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) (i) there shall not have been validly tendered and not properly withdrawn pursuant to the Offer at least a majority of the issued and outstanding shares of Company Common Stock (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated, or (iii) any of the following shall occur:

          (a) Any representation or warranty of the Company in the Merger Agreement shall have been untrue or incorrect in any respect as of the date of the Merger Agreement or there has been a breach by the Company of any covenant or agreement set forth in the Merger Agreement which breach shall not be remedied within 5 days (or by the Expiration Date if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach, taken together with all other such failures and breaches, would not have a Company Material Adverse Effect);

          (b) (i) There shall be any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would (a) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Company Common Stock by Merger Sub illegal or otherwise materially restrict or prohibit consummation of the Offer or the Merger,
     (b) restrict or prohibit the ability of Merger Sub, or render Merger Sub unable, to accept for payment, pay for or purchase some or all of Company Common Stock in a manner that is adverse in any material respect to the transactions contemplated by the Offer or the Merger, (c) require the divestiture by Parent, Merger Sub or the Company or any of their respective subsidiaries of material portions of the business, assets or property of any of them or any Company Common Stock, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties and Company Common Stock, (d) impose material limitations on the ability of Merger Sub or Parent to acquire or hold or to exercise effectively all rights of ownership of Company Common

     Stock, including, without limitation, the right to vote any shares of Company Common Stock purchased by Merger Sub on all matters properly presented to the stockholders of the Company or (e) impose any limitations on the ability of Parent or Merger Sub or any of their respective subsidiaries effectively to control in any material respect the business or operations of the Company or the Company Subsidiaries; (ii) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a governmental entity seeking (A) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or (B) to impose any other restriction, prohibition or limitation referred to in the foregoing sub-paragraph (i).

          (c) Since the date of the Merger Agreement there shall have occurred any material adverse change in the financial condition, business, operations, liquidity, property or assets of the Company and the Company Subsidiaries considered as one enterprise; PROVIDED, however, that events or conditions that affect the automotive supply industry generally and affect all other similarly situated companies in the automotive supply industry shall not be deemed a material adverse change for purposes of this PARAGRAPH (C).

          (d) There shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by commercial banks or other commercial lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer a material acceleration or worsening thereof.

          (e) The Merger Agreement shall have been terminated in accordance with its terms.

          (f) The Company's board of directors shall have withdrawn, modified or amended in any respect adverse to Parent or Merger Sub its recommendation of the Offer and the Merger or resolved to do so.

          (g) Any corporation, entity or "group" (as defined in Section
     13(d)(3) of the Securities Exchange Act of 1934), other than Parent and Merger Sub shall have acquired beneficial ownership of more than 20% of the outstanding shares of Company Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding shares of Company Common Stock and which, in each case, does not tender the shares of Company Common Stock beneficially owned by it in the Offer.

          (h)   The Rights have not been exercised.


                                ANNEX I -Page 2